Bullion Monarch Mining Posts Record Royalty Revenue

St. George, Utah – May 17, 2011 - Bullion Monarch Mining Inc. (OTCQB:BULM) announces record revenue for their fourth fiscal quarter ended April 30, 2011. Bullion Monarch had quarterly royalty revenue of US $1,737,905.71 which represents a 35.39% increase in revenue compared to the same quarter a year ago. These excellent fourth quarter results also contribute to record annual revenue of US $6,289,092.71, an increase of over 20% when compared to FY 2010. Complete audited financial results from fiscal year ended April 30, 2011 will be announced as soon as they are available.

CEO R. Don Morris comments, “Our proven plan of creating long-term royalty streams through acquisition, exploration and joint-ventures to develop royalty interests is designed to capitalize directly on production of commodities without many risk associated with mine operation.”

About Bullion Monarch Mining

Bullion Monarch Mining Inc. (OTC:BULM / FRA:BMJ)  is a publicly traded gold-focused exploration royalty company with additional interests in bauxite and oil-shale technology. The Company is engaged in a continual review of mining opportunities to create growth for shareholders. The majority of current royalty revenues are derived from a high-quality claim block located in Northeastern Nevada’s Carlin Trend. Bullion Monarch’s portfolio provides for direct leverage to commodity prices as well as the exploration potential of world-class ore deposits. Visit the Company website at www.bullionmm.com for more information.

Investor Relations Contact

Joseph Morris

info@bullionmm.com

(801)426-8111

Forward-Looking Statements

Certain statements contained in this report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein. This News Release includes certain "forward-looking statements". These statements are based on information currently available to the Company and the Company provides no assurance that actual results will meet management's expectations. Forward-looking statements include estimates and statements that describe the Company's future plans, objectives or goals, including words to the effect that the Company or management expects a stated condition or result to occur. Forward-looking statements may be identified by such terms as "believes", "anticipates", "expects", "estimates", "may", "could", "would", "will", or "plan". Since forward-looking statements are based on assumptions and address future events and conditions, by their very nature they involve inherent risks and uncertainties. Actual results relating to, among other things, results of exploration, project development, reclamation and capital costs of the Company's mineral properties, and the Company's financial condition and prospects, could differ materially from those currently anticipated in such statements for many reasons such as: changes in general economic conditions and conditions in the financial markets; changes in demand and prices for minerals; litigation, legislative, environmental and other judicial, regulatory, political and competitive developments; technological and operational difficulties encountered in connection with the activities of the Company; and other matters discussed in this news release. This list is not exhaustive of the factors that may affect any of the Company's forward-looking statements. These and other factors should be considered carefully and readers should not place undue reliance on the Company's forward-looking statements. The Company does not undertake to update any forward-looking statement that may be made from time to time by the Company or on its behalf, except in accordance with applicable securities laws.